                                                                      EXHIBIT 11

                  AERIAL COMMUNICATIONS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

           YEAR ENDED DECEMBER 31,                         1999                1998
           -----------------------                         ----                ----
BASIC EARNINGS PER COMMON SHARE:
Net (Loss)                                            $(169,346)          $(337,895)
                                                       ========            ========
Weighted average number of Common and Series
A Common Shares Outstanding                              75,734              71,723
                                                       ========            ========
BASIC EARNINGS PER COMMON SHARE
Net (Loss)                                               $(2.24)             $(4.71)
                                                       ========            =========
DILUTED EARNINGS PER COMMON SHARE (1):
Net (Loss)                                            $(169,346)          $(337,895)
                                                       ========            =========
Weighted average number of Common and Series
A Common Shares Outstanding                              75,734              71,723
                                                       ========            =========
DILUTED EARNINGS PER COMMON SHARE
Net (Loss)                                               $(2.24)             $(4.71)
                                                       ========            =========

          (1) In 1999 and 1998 respectively, 0.8 million and 1.7 million stock options were not included in computing diluted (Loss) per Common and Series A Common Share because their effects were antidilutive.